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Exhibit 21.1

Subsidiaries of the Registrant

Name	State or Other Jurisdiction of Incorporation	Name(s) Under Which Subsidiary Does Business
ACCPAC Africa (Pty) Ltd.	South Africa	ACCPAC Africa (Pty) Ltd.
ACCPAC Australia Pacific, Inc.	California	ACCPAC Australia Pacific, Inc.
ACCPAC Canada Inc.	New Brunswick	ACCPAC Canada Inc.
ACCPAC Europe Ltd.	U.K.	ACCPAC Europe Ltd.
ACCPAC India Pvt Ltd	India	ACCPAC India Pvt Ltd
ACCPAC Management, Inc.	California	ACCPAC Management, Inc.
ACCPAC Mexico, S.A. de C.V.	Mexico	ACCPAC Mexico, S.A. de C.V.
ACCPAC Middle East, FZ-LLC	Dubai, UAE	ACCPAC Middle East, FZ-LLC
ACCPAC Software International Pte Ltd.	Singapore	ACCPAC Software International Pte Ltd.
Brookheim Limited	Ireland	Brookheim Limited
Comptrol, Inc.	Washington	Comptrol, Inc.
Distribupro, Inc.	California	Distribupro, Inc.
eWare BV	The Netherlands	eWare BV
eWare GmbH	Germany	eWare GmbH
eWare Inc.	Delaware	eWare Inc.
eWare Limited	Ireland	eWare Limited
eWare (UK) Limited	United Kingdom	eWare (UK) Limited
SBT Accounting Systems, Inc.	California	SBT Accounting Systems, Inc.
SBT Business Products, Inc.	California	SBT Business Products, Inc.
SBT Enterprise Systems, Inc.	California	SBT Enterprise Systems, Inc.
SBT Professional Services, Inc.	Georgia	SBT Professional Services, Inc.
Software Business Technologies, Inc.	Delaware	Software Business Technologies, Inc.
Software Business Technology, Inc.	Delaware	Software Business Technology, Inc.

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  Exhibit 21.1
Subsidiaries of the Registrant